Exhibit 10.39
Annexure — II
Novelis — Annual Incentive Plan — 2007-08
Key features of the Scheme:
1.	Title and Administration: The scheme shall be referred to as the Novelis Annual Incentive Plan (N-AIP) 2007-08). The scheme will be administered by the Human Resources team at Corporate Office, Novelis.

2.	Performance Year: For this scheme, the performance year will be 2007-08. The exact period of assessment will be April 1, 2007 to March 31, 2008. Payouts ,computed on the basis of performance, will be effected in July 2008.

3.	Coverage: The coverage of this scheme will be Grade 38 and above. As of now, this will cover 152 Managers. Employees at Grade 37 and below will be governed by local schemes, though some clauses may need to be inserted into the existing schemes in such cases. These clauses have been highlighted later during this note in Point 9.

4.	Pay Opportunity : The pay opportunity in the U.S. for levels 38 and above will continue as at present This has been defined as a % of base salary, as has been reflected below :

Pay Opportunity
Grade	(as a % of base salary)
38	24%
39	28%
40	30%
41	34%
42	36%
43	40%
44	40%
45	45%
46	50%
47	55%
48	60%
President and COO	100%

The opportunity in Europe, Asia and Brazil will vary from the U.S. levels based on the relevant markets. There are cases wherein the current entitlement as communicated to individuals may vary from the actual grade that they are placed in. In such case, the % quantum communicated shall stand and the percentages indicated in the table above will not be applicable for 2007-08.
5.	Measures and application of weights to each measure to be used for computation of AIP: For 2007-08, three measures shall be used to compute the eligibility of AIP. These measures will be applied at two levels: Overall Novelis Performance and Regional Novelis Performance. The three measures to be used for 2007-08 are as follows :
a.	EBIDTA: Defined as Net Revenues - COGS without depreciation - S&AE - R&D + Realized G/L on Derivatives. This will carry a 45% weightage on the overall plan.

b.	Operating Free Cash Flow: Defined as Operating EBITDA - CAPEX - Change in Working Capital - Change in Deferred Items. In terms of specifics, the measure of operating free cash flow will be used for the regions and Free Cash Flow (FCF) [which includes interest, tax, dividends and corporate costs] will be used for overall Novelis performance. This will carry a 45% weightage on the overall plan.

c.	Environment , Health and Safety : This has 3 sub-parameters :
i.	Recordable Case Rate: Workplace accident resulting in an injury requiring more than first aid treatment. This will carry a 3% weightage on the overall plan.

ii.	LTII Case rate: Workplace injury or illnesses resulting in lost time of one shift or more. This will carry a 3% weightage on the overall plan.

iii.	Completed Strategic EHS Initiatives: Environmental initiatives that lead to significant reductions in water, emissions, energy or waste aligned with the site’s significant environmental aspects or ongoing cases of non-compliance. OHS initiatives based on the site’s significant OHS risk and exposure. All initiatives are pre-approved and tracked in a database. This will carry a 4% weightage on the overall plan.
6.	Proposed mix of business performance impact: Different levels and roles will carry a differential weightage on the basis of line of sight and impact. Some of the weightings will be as follows :
a.	All Corporate Staff Grade 38 and above are 100% based on overall Novelis results.

b.	Region Presidents are 50% overall Novelis performance and 50% on Region performance.

c.	Business Unit heads (for example Erwin Mayr — Automotive) and major function heads (for example Larry Cooke — EHS) may also be 50% overall Novelis performance and 50% on Region performance or 40% overall Novelis and 60% Region

d.	Note: EHS is not split; corporate staff are 100% overall Novelis and Region Staff are 100% Region.

e.	All other Region Staff grades 38 and above are 25% overall Novelis and 75% Region

f.	Employees below grade 38 in the Corporate office or a Region office would be most closely linked to overall Novelis results (Corporate staff) or Region results (Region staff)
7.	Performance Measures and Targets for 2007-08 : The performance measures and targets for 2007-08 for Novelis as well as each of the regions have been shown below :
8.	Example of Computation: Computation of quantums is contingent on the threshold number being achieved either at Overall Novelis level or at the region level. E.g.: Suppose any particular region is “disappointing” on EBIDTA and Free Cash flow numbers, and on Target for EHS Performance, whereas the performance is “Superior” for overall Novelis performance for EBIDTA and Free Cash flow and on target for EHS Performance. In such case, the Region President with a 50% weightage on business and 50% weightage on Novelis performance will forego his AIP that is linked to Region performance, earn his AIP on target for EHS but will earn 150% of target AIP on account of Novelis performance and earn his AIP on target for EHS Performance of Novelis overall.

There will be instances wherein the actual performance on all or any of the parameters falls in-between any two performance points ( e.g. higher than “Target”, but lower than “Superior”). In such case, the calculation of performance, will be on a linear scale, between the two performance points.
9.	The Regions have been working on plans for employees below grade 38 for more than a month and hence, we may defer a decision on linkage of employees below grade 38 to overall Novelis performance until next year. For the current year, it is expected that employees on the plant floor will be most closely linked to the results of the plant. The measures for plant performance need to be defined clearly in such case.

Once such plans have been finalized for level 37 and below by region, a master copy of each plan should be available for reference at Novelis HO as well as with Hindalco HR.

10.	Other aspects of the plan :
a.	An individual will be entitled to prorated AIP if he / she superannuates during the course of the year, on a pro-rata basis. Such payouts will be made at the time that it is done for all other employees (i.e. in July 2008).

b.	In the event of separation on account of resignation (initiated by the employee) or company initiated separation during the performance year, the concerned individual will not be entitled to any AIP for the year. However, if the company initiated separation is the result of a position elimination that is not performance related (for example a layoff, plant closure, restructuring or sale), the employee will be eligible for prorated incentive consideration at the time that consideration is being given to all other employees (i.e. payment in July 2008).

c.	However, if any event as described in (b) occurs after the performance year, but before the timing of payout, such individual shall be entitled to AIP for the entire year.

d.	This plan will next be reviewed in March 2008, and maybe revised for the performance year 2008-09, beginning April 2008.